Exhibit 13.1

[LOGO]

DISCLAIMER ACCEPTED.

DISCLAIMER Cave Junction, OR

Good Earth Organics (GEO) is raising growth capital to reach our goal of being the leading national brand of organic potting soils and soil amendments for growers of cannabis and hemp.

A Founder’s Story Based on the Love of Plants

Hold on, you sell dirt?Why does soil matter?What does this mean for cannabis users?

Cannabis is medicine, is joy, is creativity…is personal. It is also a booming industry. Good Earth Organics CommitmentGood Earth Organics Customers

Good Earth Organics Soils are Formulated to Optimize Each Stage of Plant Growth GEO premium organic potting soils

Direct Global Sourcing Ensures Quality, Consistency and Organic Certification Relationships Consistency

Good Earth Organics Family of Products Packaged for Consumer Retail

Good Earth Organics Financial Overview Income Statement Strong Growth and Tight Controls

Good Earth Organics is Positioned to Capture the Growing Market Upside Market is Growing Rapidly Regulations are Increasing – GEO is Prepared Growers Demand Control and Replace Soil Regularly

Cannabis and Hemp Markets are Driving Demand for Organic Soil and Soil Amendments

Consumers, Regulators, and even the Environment all Win with Organic Soils Consumers Want High Quality Regulations Demand Health and Safety The Environment Thrives with Organic Grows

Good Earth Organics is Well-Positioned to Become a Leading National Organic Soil Brand for Cannabis and Hemp-derived CBD Product and Brand Market and Industry Experience Geographic Expansion

The Opportunity to Distribute GEO Products Reaches Coast to Coast

Capital and Liquidity will Allow for Product Expansion, Competitor Consolidation, and a National Footprint as one of the Leading Organic Soil and Soil Amendment Brands R&D and Product Acquisitions Geographic Expansion

Key Competitive Advantages The Good Earth Organics Offers Investors Experienced Team, Proprietary Blends, and a Strong Reputation Access a Growing Market without Touching the Plant “Don’t cut corners buying crappy soil. We’ve got highly committed people making great soil, like Good Earth Organics, which makes Gaia’s Gift and ZenBlend; they also test soil. If you’re using budget soil to save money, you could be wasting your year.” - High Times, 2017

Strong Executive Leadership Drives the Good Earth Organics Team

A Highly Experienced Sales & Marketing Team is Ready to Build a National Brand Leader

Deep Advisory Relationships Guide the Company

Y.ields and purity.

8/18/2020 SI CRM Weekly Deal Newsletter Now Accepting Investments Engiven | Enterprise donation platform for nonprofits to securely accept & exchange cryptocurrency Platform currently being used by 25+ nonprofit beta clients Helped facilitate a donation commitment of more than $1mm in BTC to one of its nonprofit clients where 20% of this pledge has already been paid out Learn More Ollie Gray | Innovative maternity wear for the new mom Since June 2018, net revenue has surpassed $1.5+mm with over 28k units sold (unaudited) Achieved 55% year over year growth from 2018 to 2019 (unaudited) https://crm.private.seedinvest.com/email_campaigns/email_campaign/7493 1/5

8/18/2020 SI CRM Learn More Reg A+ Now Accepting Reservations Good Earth Organics | Premium certified organic potting soils and nutrients for toxin-free cannabis and hemp plants Grew revenue 43% in 2019 to over $3mm, serving a broad base of individual consumers and hundreds of large-scale professional cannabis and hemp growers in the Emerald Triangle growing region Posted 60% revenue growth in 1H 2020 (unaudited) compared to 1H 2019 (audited) with improved COGS resulting in better gross profi(1H 2020 numbers reflected are subject to change pending audit, in addition, expenses for the period have not yet been prepared) RESERVE https://crm.private.seedinvest.com/email_campaigns/email_campaign/7493 2/5

8/18/2020 SI CRM Closing Soon Sense Diagnostics | Medical technology to detect neurological disorders of the brain Sesh | AI that identifies a person’s state of mind in video sources CodeCombat | Online games that teach kids to code Upcoming Webinars Sesh End of Campaign Webinar | Monday, August 10th at 4pm ET Solace Investor Webinar | Tuesday, August 11th at 4pm ET SoleSavy Investor Webinar | Wednesday, August 12th at 4pm ET Miso Robotics Webinar | Thursday, August 13th at 4pm ET Good Earth Organics First Investor Webinar | Tuesday, August 18th at 4pm ET SeedInvest Investor Perks Good Earth Organics is rewarding investors - all investors who reserve shares and purchase their reserved shares will receive a 50% discount code to purchase soil from its online store. Learn more about the perks here . SeedInvest Auto Invest Looking for an easier way to build your startup portfolio? SeedInvest Auto Invest does just that by allowing you to build a portfolio of 5-25 highly-vetted, early-stage startups https://crm.private.seedinvest.com/email_campaigns/email_campaign/7493 3/5

8/18/2020 SI CRM with investment minimums as low as $200 per company. Auto Invest investors can opt out at any time. Learn more here . Refer an Entrepreneur Know an entrepreneur who would be a great fi to raise on SeedInvest? Refer an entrepreneur to the SeedInvest team here. Browse all deals . Learn more about all of our investment opportunities. Questions? Email us . We're happy to help. You are receiving this newsletter because you are a registered user on SeedInvest. If you would like to stop receiving the weekly newsletter, unsubscribe here . If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. SeedInvest’s selection criteria does not suggest higher quality investment opportunities nor does it imply that investors will generate positive returns in investment opportunities on SeedInvest. Learn more about due diligence in the SeedInvest Academy and our vetting process in our FAQs. It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment. Engiven, CodeCombat, Solace, and Ollie Gray are offering securities under Regulation CF and Rule 506(c) of Regulation D through SI Securities, LLC ("SI Securities"). The Company has fied a Form C with the Securities and Exchange Commission in connection with its offering, a copy of which may be obtained at: Engiven: https://www.seedinvest.com/engiven , CodeCombat: https://www.seedinvest.com/codecombat , Solace: https://www.seedinvest.com/solace , Ollie Gray: https://www.seedinvest.com/olliegray The Good Earth Organics, Inc. is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or https://crm.private.seedinvest.com/email_campaigns/email_campaign/7493 4/5

8/18/2020 SI CRM commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualifid by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been fied with the Commission, a copy of which may be obtained from The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics SoleSavy, sesh, and Sense Diagnostics are offering securities under Rule 506(c) of Regulation D through SI Securities. Additional information may be obtained from: SoleSavy: https://www.seedinvest.com/solesavy , sesh: https://www.seedinvest.com/sesh , Sense Diagnostics: https://www.seedinvest.com/sense.diagnostics Miso Robotics is offering securities through the use of an Offering Statement that has been qualifid by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Miso Robotics: https://www.seedinvest.com/miso.robotics Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy . https://crm.private.seedinvest.com/email_campaigns/email_campaign/7493 5/5

8/18/2020 SI CRM

seedinvest Reg A+ Rundown

Hi James,

We are excited to introduce our latest Reg A+ campaign now accepting reservations - **Good Earth Organics** is producing certified organic potting soils & nutrients for toxin-free cannabis and hemp plants. Read on for more updates from **20/20 GeneSystems, Cytonics, GROUNDFLOOR, Graze, Caliber,** and **Miso Robotics.**

Now Accepting Reservations


GEO
GOOD EARTH
ORGANICS
GAIA'S GIFT
PREMIUM POTTING SOIL



Good Earth Organics | Certified organic potting soils & nutrients for toxin-free cannabis and hemp plants

Good Earth Organics (GEO) produces and markets premium organic potting soils and nutrients, specially formulated to maximize cannabis and hemp flower growth.

Notable deal highlights include:

https://crm.private.seedinvest.com/email_campaigns/email_campaign/7444 1/6

8/18/2020 SI CRM Revenue grew 43% in 2019 to over $3mm 60% revenue growth in 1H 2020 (unaudited) compared to 1H 2019 (audited) with improved COGS resulting in better gross profit (1H 2020 numbers reflected are subject to change pending audit, in addition expenses have not yet been prepared) Organic certifications from both OMRI & Clean Green (independent certifiers that test and approve soils for organic growing) Management team and owners are graduates of Stanford, Harvard, Harvard Business School, and Northwestern's Kellogg School of Management and have decades of experience in private equity and building companies at places such as Bear Stearns, Etsy, and Indiegogo By confirming a reservation, you have the opportunity to purchase shares ahead of the company's public launch as it awaits SEC qualification. A reservation is non-binding and you may cancel at any time. LEARN MORE & RESERVE SHARES Business Updates 20/20 to launch OneTest cancer pilot with Ping An 20/20 GeneSystems recently entered into a non-binding Memorandum of Understanding (MOU) with the Ping An Medical Group which provides that 20/20's OneTest for cancer would be utilized on a trial basis in one of Ping An's health check centers. If the pilot is successful, the parties will negotiate a full commercial arrangement to launch OneTest in China nationwide. Learn More https://crm.private.seedinvest.com/email_campaigns/email_campaign/7444 2/6

8/18/2020 SI CRM Cytonics' preclinical results indicate signs of safety & effiacy Cytonics is excited to announce its recent preclinical research results: “The purpose of this pilot preclinical study was to examine whether CYT-108 is a feasible drug candidate for treating osteoarthritis," comments Cytonics President Joey Bose. "The results demonstrated CYT-108, our lead drug candidate, was generally tolerated when injected. Moreover, we also observed slight cartilage-protective effects when CYT-108 was administered into damaged joints." Learn More Graze develops new safety feature - identifying humans Recently, Graze further developed its computer vision to recognize humans so that the machine can cease activity as necessary, much like a landscaper would do if a pedestrian walked by. Using artifiial intelligence, the cameras on Graze’s autonomous mower would be capable of identifying a human in its path or even just a body part that comes into view. Learn More Caliber secures deal with largest homebuilder in the U.S. Caliber recently signed a contract with D.R. Horton, the largest homebuilder by volume in the country. Per the contract, Horton purchased 80 residential lots in Caliber's "The Ridge," a mixed-use development in Johnstown, CO. As new partners in this venture, Caliber will fully develop said lots and D.R. Horton will build and sell the homes. Learn More GROUNDFLOOR named "Deal to Watch" by KingsCrowd GROUNDFLOOR, a wealthtech platform offering real estate investments to everyone, was recently featured in KingsCrowd as a "Deal to Watch." This distinction is reserved for deals in the top 10-20% of KingsCrowd's investment research funnel. Learn More Miso Robotics receives press from news publications around the globe https://crm.private.seedinvest.com/email_campaigns/email_campaign/7444 3/6

8/18/2020 SI CRM Miso Robotics and White Castle recently entered into an agreement to develop, pilot, and undertake a beta rollout of Miso Robotics' Flippy robot for White Castle's North American restaurants. The partnership has already picked up press from TechCrunch, Business Insider, Forbes, Yahoo! News, Fox, CNN, The Tonight Show with Jimmy Fallon, NPR, and more. "The AI not only ensures better consistency, but also accuracy by removing the possibility of human error." Learn More Upcoming Reg A+ Webinar This Thursday Tune in this Thursday, August 6th at 4pm ET to hear from six Reg A companies raising on the platform. All companies will pitch their businesses and answer questions from the crowd. REGISTER More About Reg A+ On June 19, 2015, three years after the JOBS Act was signed, Title IV (Regulation A+) of the JOBS Act went into effect, allowing private early-stage companies to raise money from all Americans. Reg A+ is a type of offering which allows private companies to raise up to $50mm from the public. Companies looking to raise capital via Reg A+ first must file with the SEC and get qualification before launching their offering. Reg A+ raises enable companies to grow and galvanize their communities, allowing them to cultivate a group of loyal customers / investors, with clear benefits*: https://crm.private.seedinvest.com/email_campaigns/email_campaign/7444 4/6

8/18/2020 SI CRM Stock owners spend an average of 54% more than non-stock owners Investors visit the company website 68% more frequently Customers who own shares refer 2x as many people, increasing virality SeedInvest recently closed the largest round ever on an equity crowdfunding platform when NowRx raised its $20mm Series B round via Regulation A+. Questions? Email us. We're happy to help. You are receiving this newsletter because you are a registered user on SeedInvest. If you would like to stop receiving general updates from us, unsubscribe here . If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. *Data referenced is current as of 2016. Note that the extent of the range and variability of these results precluded a clear conclusion that CYT-108 is an effective treatment for osteoarthritis. Cytonics, 20/20 GeneSystems, Caliber, Groundfloor, Miso Robotics, and Graze are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Cytonics: https://www.seedinvest.com/cytonics , 20/20 GeneSystems: https://www.seedinvest.com/2020.genesystems , Caliber: https://www.seedinvest.com/calibercos , Groundfloor: https://www.seedinvest.com/groundfloor , Miso Robotics: https://www.seedinvest.com/miso.robotics , Graze: https://www.seedinvest.com/graze The Good Earth Organics, Inc. is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before https://crm.private.seedinvest.com/email_campaigns/email_campaign/7444 5/6

8118/ 2020 SICRM investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by Sl Securities, LLC dba Seedlnvest, an affiliate of Circle,and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academY.. h ttps:!lcrm.private. seedinvest. com/ email_cam paignslemail_cam paig n/7444 616

8/18/2020 SI CRM Reminder Hi James, We noticed that you started the reservation process for Good Earth Organics, but have yet to complete the process. Please note, if you have any questions for the company, you may post them on the discussion forum here. If you would like to complete a reservation you may do so via the link below. By completing a reservation, you will be able to confirm your investment ahead of the public launch and receive bonus perks. COMPLETE RESERVATION Questions for SeedInvest? Email us . We're happy to help. You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving campaign reminders, unsubscribe here . If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor https://crm.private.seedinvest.com/email_campaigns/email_campaign/7509 1/2

8/18/2020 SI CRM perks before making an investment. The Good Earth Organics, Inc. is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via defiitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy . https://crm.private.seedinvest.com/email_campaigns/email_campaign/7509 2/2

8/18/2020 SI CRM New Reg A Now Accepting Reservations Good Earth Organics | Certified organic potting soils & nutrients for toxin-free cannabis and hemp plants Good Earth Organics (GEO) produces and markets premium organic potting soils and nutrients, specially formulated to maximize cannabis and hemp flower growth due to its mineral nutrient levels, water-holding capacity, consistency, and optimized pH ranges. Notable deal highlights include: Revenue grew 43% in 2019 to over $3mm, serving a broad base of individual consumers and hundreds of large-scale professional cannabis and hemp growers in the Emerald Triangle growing region 60% revenue growth in 1H 2020 (unaudited) compared to 1H 2019 (audited) with improved COGS resulting in better gross profit (1H 2020 numbers reflected are subject to change pending audit, in addition expenses have not yet been prepared) https://crm.private.seedinvest.com/email_campaigns/email_campaign/7377 1/3

8/18/2020 SI CRM Earned organic certifications from both OMRI & Clean Green (independent certifiers that test and approve soils for organic growing) Management team and owners are graduates of Stanford, Harvard, Harvard Business School, and Northwestern's Kellogg School of Management and have decades of experience in private equity and building companies at places such as Bear Stearns, Etsy, Indiegogo, and more By confirming a reservation, you have the opportunity to purchase shares ahead of the company's public launch as it awaits SEC qualification. Additionally, all investors who reserve shares and purchase their reserved shares will receive bonus perks. A reservation is non-binding and you may cancel at any time. LEARN MORE & RESERVE SHARES Good Earth Organics Investor Webinar Next Week Join Liz Wald, the CEO of Good Earth Organics, for the company's fist investor webinar on Tuesday, August 18th at 4pm ET. Register here. Questions? Email us . We're happy to help. You are receiving this newsletter because you are a registered user on SeedInvest. If you would like to stop receiving emails about new deal launches, unsubscribe here. If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please https://crm.private.seedinvest.com/email_campaigns/email_campaign/7377 2/3

8/18/2020 SI CRM note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment. The Good Earth Organics, Inc. is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy . https://crm.private.seedinvest.com/email_campaigns/email_campaign/7377 3/3

8/18/2020 SI CRM Weekly Deal Newsletter Now Accepting Investments Engiven | Enterprise donation platform for nonprofits to securely accept & exchange cryptocurrency Platform currently being used by 25+ nonprofit beta clients Helped facilitate a donation commitment of more than $1mm in BTC to one of its nonprofit clients where 20% of this pledge has already been paid out Learn More Ollie Gray | Innovative maternity wear for the new mom Since June 2018, net revenue has surpassed $1.5+mm with over 28k units sold (unaudited) Achieved 55% year over year growth from 2018 to 2019 (unaudited) https://crm.private.seedinvest.com/email_campaigns/email_campaign/7507 1/5

8/18/2020 SI CRM Learn More Reg A+ Now Accepting Reservations Good Earth Organics | Premium certified organic potting soils and nutrients for toxin-free cannabis and hemp plants Grew revenue 43% in 2019 to over $3mm, serving a broad base of individual consumers and hundreds of large-scale professional cannabis and hemp growers in the Emerald Triangle growing region Posted 60% revenue growth in 1H 2020 (unaudited) compared to 1H 2019 (audited) with improved COGS resulting in better gross profit (1H 2020 numbers reflected are subject to change pending audit, in addition expenses for the period have not yet been prepared) RESERVE https://crm.private.seedinvest.com/email_campaigns/email_campaign/7507 2/5

8/18/2020 SI CRM Closing Soon CodeCombat | Online games that teach kids to code Upcoming Webinars Solace Investor Webinar | Tuesday, August 11th at 4pm ET Miso Robotics Webinar | Thursday, August 13th at 4pm ET Good Earth Organics First Investor Webinar | Tuesday, August 18th at 4pm ET SeedInvest Investor Perks Good Earth Organics is rewarding investors - all investors who reserve shares and purchase their reserved shares will receive a 50% discount code to purchase soil from its online store. Learn more about the perks here . SeedInvest Auto Invest Looking for an easier way to build your startup portfolio? SeedInvest Auto Invest does just that by allowing you to build a portfolio of 5-25 highly-vetted, early-stage startups with investment minimums as low as $200 per company. Auto Invest investors can opt out at any time. Learn more here . Refer an Entrepreneur https://crm.private.seedinvest.com/email_campaigns/email_campaign/7507 3/5

8/18/2020 SI CRM Know an entrepreneur who would be a great fit to raise on SeedInvest? Refer an entrepreneur to the SeedInvest team here. Browse all deals . Learn more about all of our investment opportunities. Questions? Email us . We're happy to help. You are receiving this newsletter because you are a registered user on SeedInvest. If you would like to stop receiving the weekly newsletter, unsubscribe here . If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. SeedInvest’s selection criteria does not suggest higher quality investment opportunities nor does it imply that investors will generate positive returns in investment opportunities on SeedInvest. Learn more about due diligence in the SeedInvest Academy and our vetting process in our FAQs. It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment. Ollie Gray, Engiven, Solace, and CodeCombat are offering securities under Regulation CF and Rule 506(c) of Regulation D through SI Securities, LLC ("SI Securities"). The Company has filed a Form C with the Securities and Exchange Commission in connection with its offering, a copy of which may be obtained at: Ollie Gray: https://www.seedinvest.com/olliegray , Engiven: https://www.seedinvest.com/engiven , Solace: https://www.seedinvest.com/solace , CodeCombat: https://www.seedinvest.com/codecombat The Good Earth Organics, Inc. is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics Miso Robotics is offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Miso Robotics: https://www.seedinvest.com/miso.robotics Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this https://crm.private.seedinvest.com/email_campaigns/email_campaign/7507 4/5

8118/ 2020 SICRM message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks,before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by Sl Securities, LLC dba Seedlnvest, an affiliate of Circle,and a registered broker-dealer, and member FINRAJSIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academY.. h ttps:!lcrm.private. seedinvest. com/ email_cam paignslemail_cam paig n/7507 5/5

8/18/2020 SI CRM Upcoming Webinars Hi James, We're excited to invite you to two upcoming webinars this week. Tune in for the opportunity to hear from companies and ask questions to management. Register via the links below. Good Earth Organics First Webinar | Tomorrow, August 18th at 4pm ET CrowdComfort End of Campaign Webinar | Wednesday, August 19th at 3pm ET Regards, The SeedInvest Team Questions? Email us. We're happy to help. You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving invitations to events, unsubscribe here. If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. The Good Earth Organics, Inc. is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics https://crm.private.seedinvest.com/email_campaigns/email_campaign/7574 1/2

8/18/2020 SI CRM CrowdComfort is offering securities under Rule 506(b) of Regulation D through SI Securities. Additional information may be obtained from:: CrowdComfort: https://www.seedinvest.com/crowdcomfort Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy . https://crm.private.seedinvest.com/email_campaigns/email_campaign/7574 2/2

8/18/2020 SI CRM Upcoming Webinar Good Earth Organics First Webinar & Exclusive Investor Perks Join Good Earth Organics CEO Liz Wald for an investor webinar this Tuesday, August 18th at 4pm ET for the opportunity to discuss the company and answer questions from the crowd. Good Earth Organics formulates and manufactures premium certified organic potting soils and nutrients for toxin-free cannabis and hemp plants. REGISTER Exclusive Reservation Investor Perks https://crm.private.seedinvest.com/email_campaigns/email_campaign/7559 1/2

8/18/2020 SI CRM All investors who reserve shares and purchase their reserved shares will receive a 50% discount code to purchase soil from the online store. Learn more about perks here. Questions? Email us. We're happy to help. You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving invitations to events, unsubscribe here. If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment. The Good Earth Organics, Inc. is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy . https://crm.private.seedinvest.com/email_campaigns/email_campaign/7559 2/2

8/4/20, 12:09 PM


GOOD EARTH ORGANICS
GEO GOOD EARTH ORGANICS
GAIA'S GIFT
CLOUD 9

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Reserve a spot in Good Earth Organics

Premium certified organic potting soils and nutrients for toxin-free cannabis and hemp plants

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$1.65	$23,408,305	Preferred Equity
Share Price	Pre-Money valuation	Security Type

RESERVE YOUR SPOT IN GOOD EARTH ORGANICS

By making a reservation, you are requesting a spot to invest in Good Earth Organics's upcoming offering. A reservation is non-binding and you may change the amount at any time.

Good Earth Organics is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A copy of the Preliminary Offering Circular that forms a part of the Offering Statement may be obtained both here and below.

Highlights
Overview
The Team
Term Sheet
Investor Perks
Prior Rounds
Market Landscape
Risks & Disclosures
Offering Circular
Data Room
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Company Highlights

- Good Earth Organics (GEO) revenue grew 43% in 2019 to over $3 million, serving a broad base of individual consumers and hundreds of large-scale professional cannabis and hemp growers in the Emerald Triangle growing region
- GEO posted 60% revenue growth in 1H 2020 (unaudited) compared 1H 2019 (audited) with improved COGS resulting in better gross profit. (1H 2020 numbers reflected are subject to change pending audit, in addition expenses have not yet been prepared)
- GEO soils and soil nutrients are blended from organic and natural ingredients that are sourced from around the globe and optimized for cannabis and hemp growing; the company has earned organic certifications from both OMRI & Clean Green (independent certifiers that test and approve soils for organic growing)
- The GEO team has grown up in the Emerald Triangle and have combined decades of growing organic gardens of toxin-free plants; the management team and owners are graduates of Stanford, Harvard, Harvard Business School, and Northwestern's Kellogg School of Management and have decades of experience in private equity and building companies at places such as Bear Stearns, Etsy, Indiegogo, and more.
- The potting soil market was over $1.5 billion in 2019 and the cannabis market it served generated over $13 billion across the 33 legal states (medical and/or recreational) in the U.S.

Fundraise Highlights

- Total Round Size: US $10,000,000
- Raise Description: Series A
- Minimum Investment: US $1,000 per investor
- Security Type: Preferred Equity
- Pre-Money valuation: US $23,408,305
- Target Minimum Raise Amount: US $500,000

Good Earth Organics formulates and manufactures high quality, certified organic potting soils and soil nutrients for indoor, hydroponic, and outdoor cannabis and hemp growers – yielding toxin-free plants for medical and recreational consumption.

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Organic Soils and Nutrients Optimized for Cannabis and Hemp: GEO produces and markets premium organic potting soils and nutrients, specially formulated to maximiz nutrient levels, high water-holding capacity, consistency, and optimized pH ranges. GEO proprietary soil blends have been approved for organic growing by OMRI and Clean Green. Plants grown with GEO products will be free from synthetic chemicals, inorganic pesticides, heavy metals, and other toxins that plants can absorb. Cannabis grown for resale must meet strict state testing requirements for purity. Because cannabis and CBD are ingested by eating, smoking, or vaping for medical and recreational purposes, it is critical plants be free of chemical, inorganic, and synthetic elements that can cause harm. Using GEO organic soils and nutrients helps ensure our customers pass state requirements for purity. Competitive Advantages of The Good Earth Organics: Reputation. GEO premium organic potting soils and organic nutrients have been relied upon by cannabis and hemp growers in northern California and southern Oregon for over ten years, proving the effcacy of our formulations and reinforcing our brand as a producer of consistent and high quality organic growing media; Experience. The GEO management team is experienced at successfully intr demands soils and nutrients products that are (i) of the highest quality, (ii) consistently blended, and (iii) free from contaminants, inorganic additives, pesticides, and herbicides. Sourcing and Manufacturing. GEO has established a network of global suppliers (Asia, Americas) of high-quality, organic raw materials, enabling us to ensure Good Earth Organics products are cer Pitch Deck

8/4/20, 12)09 PM Organic Soils and Nutrients Optimized for Cannabis and Hemp: GEO produces and markets premium organic potting soils and nutrients, specially formulated to maximize cannabis and hemp flower growth due to their high mineral nutrient levels, high water-holding capacity, consistency, and optimized pH ranges. GEO proprietary soil blends have been approved for organic growing by OMRI and Clean Green. Plants grown with GEO products will be free from synthetic chemicals, inorganic pesticides, heavy metals, and other toxins that plants can absorb. Cannabis grown for resale must meet strict state testing requirements for purity. Because cannabis and CBD are ingested by eating, smoking, or vaping for medical and recreational purposes, it is critical plants be free of chemical, inorganic, and synthetic elements that can cause harm. Using GEO organic soils and nutrients helps ensure our customers pass state requirements for purity. Competitive Advantages of The Good Earth Organics: Reputation. GEO premium organic potting soils and organic nutrients have been relied upon by cannabis and hemp growers in northern California and southern Oregon for over ten years, proving the effcacy of our formulations and reinforcing our brand as a producer of consistent and high quality organic growing media; Experience. The GEO management team is experienced at successfully introducing field-tested organic products to hemp and cannabis growers a customer base that demands soils and nutrients products that are (i) of the highest quality, (ii) consistently blended, and (iii) free from contaminants, inorganic additives, pesticides, and herbicides. Sourcing and Manufacturing. GEO has established a network of global suppliers (Asia, Americas) of high-quality, organic raw materials, enabling us to ensure Good Earth Organics products are certified organic and consistently blended. Pitch Deck DOWNLOAD () Gallery https://www.seedinvest.com/api/v1/fundraising-profile-draft/44761/preview_content Page 2 of 13

8/4/20, 12)09 PM Variety of Uses. GEO soils are great for cannabis as well as any other leafy vegetable or flowers The Team Founders and Offcers Roy Leon DIRECTOR AND FOUNDER Roy started the Good Earth Organics in 2008, having been an organic gardener throughout his life. He is committed to growing organically both for people and for the planet. Roy's background as a chemist provided him with the knowledge to formulate the GEO's organic soil blends and amendments that serve as the company's primary products today. Roy is a mentor to the staff and an ongoing advisor to the company. Timothy Clark CO-CHAIRMAN Tim Clark believes the key to the Company’s success lies in establishing a business culture of collaboration and teamwork to best compete in the fast-paced cannabis and hemp industry. Drawing on thirty years of financing, owning and managing businesses in a variety of manufacturing and service-oriented sectors as an executive or board director, Tim is committed to building upon GEO’s product line and expanding the Company’s geographic market. His background in accretive purchases will assist GEO in acquiring orphan organic growing products to complement the current GEO product line. Tim previously worked for Blackstone Group, Joseph, Littlejohn & Levy and Bear Stearns Merchant Banking. Mr. Clark earned a BA from Bucknell University and an MBA from Harvard Business School. Timothy Brien CO-CHAIRMAN Tim Brien is excited to be working with GEO and brings a passion for crafting the optimum organic soil blends and amendments to growers of cannabis, hemp and other crops. For over thirty years, Tim has successfully invested in and grown promising businesses like GEO. His background in building and empowering management will help GEO achieve its goal to be the dominant US brand of the organic soil market. Tim has previously made investments on behalf of the Disney family, CS First Boston, and Bear Stearns. Tim graduated with honors from both Stanford University and Harvard Business School. Liz Wald https://www.seedinvest.com/api/v1/fundraising-profile-draft/44761/preview_content Page 3 of 13

8/4/20, 12)09 PM CEO & BOARD DIRECTOR Liz Wald has a 25+ year career building early stage companies in emerging industries including AOL, Etsy, Indiegogo She brings deep expertise in global expansion, strategy, operations and team building. An entrepreneur in her own right, Liz built a for-profit, socially responsible company working with women Africa. Liz has a BA in Sociology from Harvard University and an MBA from Kellogg Business School (Northwestern). Trevor Nelson CHIEF OPERATING OFFICER Six years with GEO; oversees soil production, raw material acquisition, inventory management and all staff operations in the yard. 10+ years experience growing cannabis with expert knowledge in organic crop inputs and production. Responsible for all new product development and testing. Travis Parker CFO It's not often you can marry a passion for horticulture with a passion for finance, but this is the case for Travis. Travis brings over 25 years of accounting and finance experience as well as hands on involvement as a developer and operator of a hotel. He also brings deep familiarity with manufacturing from both the steel and cabinet production industries. Laser focused on cost containment and accretive growth, Travis brings a financial discipline to the company not often found in the Southern Oregon cannabis industry. Scott Morrison DIRECTOR, INVESTOR RELATIONS Scott has spent over 25 years working with institutional and private investors including research sales roles at several major Wall Street Firms including Salomon Brothers, Schroder Wertheim and Credit Suisse. Also, Scott has founded and managed several successful independent research firms, and a private placement broker dealer. Scott is a graduate of Wake Forest University (BA) and the Goizueta School of Business at Emory University (MBA). Key Team Members Carly Culin Lee Spivey Kyle Eggum Sales Manager Marketing Manager Business Development Manager Notable Advisors & Investors Andrew Dragoumis Robert Tolleson Investor, Managing Partner of Kingbird Capital Investor, President of Reyn Spooner https://www.seedinvest.com/api/v1/fundraising-profile-draft/44761/preview_content Page 4 of 13

8/4/20, 12)09 PM Term Sheet Fundraising Description Round type: Series A Round size: US $10,000,000 Minimum investment: US $1,000 Target Minimum: US $500,000 Key Terms Security Type: Preferred Equity Share price: US $1.65 Pre-Money valuation: US $23,408,305 Is participating?: False Liquidation preference: 1.0x Additional Terms Custody of Shares Investors who invest $50,000 or less will have their securities held in trust with a Custodian that will serve as a single shareholder of record. These investors will be subject to the Custodian’s Account Agreement, including the electronic delivery of all required information. Closing Conditions SI Securities, LLC has the authority to prevent a closing from occurring if it determines, in its sole discretion, that this investment is no longer suitable at the time of the closing, which includes, but is not limited to, the Company raising at least US $500,000 in connection to the current round. Use of Proceeds If Minimum Amount Is Raised If Maximum Amount Is Raised Brand Acquisitions Marketing Brand Acquisitions Marketing Research & Development Equipment Working Capital Research & Development Equipment Working Capital Remaining Proceeds https://www.seedinvest.com/api/v1/fundraising-profile-draft/44761/preview_content Page 5 of 13

8/4/20, 12)09 PM Investor Perks Good Earth Organics is offring the following investor perks. All investors who reserve shares and purchase their reserved shares will receive a 50% discount code to purchase soil from our online store at www.goodearthorganics.com. Invest $5,000+ Annual group voice call with management. 5 native trees planted --National Forest Foundation. Invest $25,000+ Annual group video call with management. 25 native trees planted --National Forest Foundation. Invest $100,000+ Spend a day with the team on a guided tour of the GEO Southern Oregon facilities. 100 native trees planted --National Forest Foundation. Note: Trees support wildfire recovery, improve water quality, and sequester carbon. For every $1 the National Forest Foundation invests in reforestation, the U.S. Forest Service provides $2 of value in project support and implementation. It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment. Prior Rounds The graph below illustrates the valuation cap or the pre-money valuation of Good Earth Organics's prior rounds by year. $25000000 $22500000 $20000000 $17500000 $15000000 $12500000 $10000000 Seed (Preferred) Current Series A (Preferred) This chart does not represent guarantees of future valuation growth and/or declines. Seed Round Size US $940,000 Closed Date May 31, 2020 https://www.seedinvest.com/api/v1/fundraising-profile-draft/44761/preview_content Page 6 of 13

8/4/20, 12)09 PM Security Type Preferred Equity Pre-Money valuation US $12,000,000 Market Landscape $3 500 $3 000 $2 500 $2 000 $1 500 $1 000 $500 $0 2019 2020 2021 2022 2023 2024 The U.S. retail market for organic potting soil and organic soil nutrients sold into the cannabis and hemp grower supply chains ($ in millions). Retail sales of cannabis in the United States are expected to increase from $10.3 billion in 2018 to $29.7 billion by 2025 (New Frontier Data). The sale of cannabis for recreational purposes is now legal in 11 states and the District of Columbia and medical cannabis is legal in 33 states and the District of Columbia. Retail sales of hemp, from which CBD oil is derived, is expected to increase from $0.6 billion in 2018 to $22 billion by 2025 (Brightfield Group). The Agriculture Improvement Act of 2018 (aka the "Farm Bill") legalized hemp farming nationally. Together, the U.S. cannabis and hemp markets served by Good Earth Organics are projected to grow from $10.9 billion in 2018 to $51.7 billion by 2025. Growth in the cannabis and hemp supply sector is being driven both expanded consumer demand and by increasingly strict state and federal regulations. Accordingly, products containing cannabis or hemp-derived CBD oil require potting soils and soil nutrients that are free from impurities, toxins, artificial chemicals, and heavy metals that can harm consumers who ingest (eat, drink, tincture), smoke, or vape these products. Correspondingly, the retail market for organic potting soil sold into cannabis and hemp-grower supply chains is anticipated to more than triple from $0.9 billion in 2019 to $3.3 billion by 2025 (Rand, Company estimates). Similarly, the industry for amendments added to the soil to address physical, chemical, and biological properties is projected to more than double from $3.7 billion in 2020 to $6.2 billion by 2025, with the organic segment growing the most quickly (MarketsandMarkets.com). Risks and Disclosures Reductions in future sales of our products will have an adverse effect on our profitability and ability to generate cash to fund our business plan. The following factors, among others, could affect future market acceptance and profitability of our products: the introduction of competitive or alternative products; changes in customer preferences among alternative products; the level and effectiveness of our sales and marketing efforts; any unfavorable publicity regarding our brand; price increases resulting from rising commodity costs; and any changes in government policies and practices related to our products or those of our customers. https://www.seedinvest.com/api/v1/fundraising-profile-draft/44761/preview_content Page 7 of 13

8/4/20, 12)09 PM Adverse developments with respect to the production or sale of products could significantly reduce our net sales and profitability and have a material adverse effect on our ability to maintain profitability and achieve our business plan. We expect our quarterly financial results to fluctuate. We expect our net sales and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in: annual farming production cycles; weather events and impacts; demand for our products and those of our customers; our ability to obtain and retain existing customers or encourage repeat purchases; our ability to manage our product inventory; general economic conditions; production costs, including raw material costs and availability; advertising and other marketing costs; and costs of creating and expanding product lines. As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of public market analysts and investors. We rely on other companies to provide materials for our products. We depend on suppliers to meet our contractual obligations to our existing and future customers and to conduct our operations. Our ability to meet our obligations to our customers may be adversely affected if suppliers do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with our requirements and in a timely and cost-effective manner. Our inability to preserve the expected economics could expose us to significant cost increases in future years, reducing profitability. Our suppliers may be less likely than us to be able to quickly recover from natural disasters and other events beyond their control and may be subject to additional risks such as financial problems that limit their ability to conduct their operations. The risk of these adverse effects may be greater in circumstances where we may rely on only one or two distributors or suppliers for a particular material. The loss of one or more of our material suppliers and subcontractors could adversely affect our results and financial condition. If we fail to increase brand awareness, it may have an adverse effct on our results of operations. Due to a variety of factors, our opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of our brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning our brand, products and services will depend largely on the effectiveness of our marketing efforts. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness. If we fail to successfully promote our brand name or if we incur significant expenses promoting and maintaining our brand name, it may have a material adverse effect on our results of operations. Our limited operating history makes it diffcult for us to accurately forecast net sales and appropriately plan our expenses. Although founded in 2008, we have a limited operating history under the current ownership and management team both in terms of the length of time we have been operating the business and the geographic scope of the business. There can be no assurance that we will be able to fully implement our business plan at reasonable costs or successfully operate. As a result, it is difficult to accurately forecast our net sales and plan our operating expenses. We base our current and future expense levels on our operating forecasts and estimates of future net sales. Net sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive, which are uncertain. Some of our expenses are fixed, and, as a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in net sales. This inability could cause our net income in a given quarter to be lower than expected. Since we have a limited operating history, we may not be profitable, and we may not be able to generate sufficient revenues to meet our expenses and support our anticipated activities. There are no assurances that we will be successful in raising additional capital if necessary or successfully developing and commercializing additional products. If we are not profitable in the future, the value of our preferred stock and common stock may be adversely affected. We may not be able to obtain sufficient capital and may be forced to limit the scope of our operations. As needed, if financing is unavailable at reasonable terms, we may be forced to modify our business plans accordingly. In connection with our growth strategies, we may experience increased capital needs. Accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. There are no assurances that any additional financing will be available to us, or if available, will be on terms favorable to us. We may lose access to the US banking system and capital markets based on our participation in an industry related to cannabis cultivation. Under our current business model, The Good Earth Organics does not directly participate in the cultivation or distribution of cannabis. However, we do sell products to customers that are involved in this space. As a result, and despite recent rules issued by the United States Department of the Treasury mitigating the risk to banks who do business with cannabis companies permitted under state law, as well as recent guidance from the United States Department of Justice, we may lose access to the US banking system if banks become more wary to accept funds from businesses connected to the cannabis industry. Should we lose access to the US banking system, our operations would be materially harmed. We may not successfully develop new product lines and products or improve existing product lines and products or maintain our eectiveness in reaching consumers through rapidly evolving communication vehicles. Our future success depends on creating and successfully competing in markets for our products including our ability to improve our existing product lines and products and to develop and market new product lines and products to meet evolving grower needs, as well as our ability to leverage new media such as digital media and social networks to reach existing and potential consumers. We cannot be certain that we will be successful in developing and marketing new product lines and products or product innovations which satisfy consumer needs or achieve market acceptance, or that we will develop and market new product lines and products or product innovations in a timely manner. If we fail to successfully develop and market new product lines and products or product innovations, or if we fail to reach existing and potential consumers, our ability to maintain or grow our market share may be adversely aected, which in turn could materially adversely affect our business, financial condition and results of operations. In addition, the development and introduction of new product lines and products and product innovations require substantial research, development and marketing expenditures, which we may be unable to recoup if such new product lines, products or innovations do not achieve market acceptance. Competition, particularly from companies with greater financial and marketing resources than ours, may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets. https://www.seedinvest.com/api/v1/fundraising-profile-draft/44761/preview_content Page 8 of 13

8/4/20, 12)09 PM The supply sector to the cannabis industry is highly competitive. We will compete with other suppliers not only for industrial grower and consumer grower acceptance but also for shelf space and marketing focus in garden stores, farm stores and retail outlets, all of whom also will likely stock competing products. We do not have any exclusivity agreements or distribution agreements in place with any retailers. Our products will compete with a wide range of organic growing supplies, produced by a relatively large number of producers, many of which have substantially greater financial, marketing and distribution resources than ours. Increased competitor consolidations, market-place competition, competitive product offerings and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our revenue and financial targets. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our ability to establish and expand the market for our products. Additionally, potential competitors could duplicate our business model and processes as there is no aspect of our business which is protected by patents. Damage to our reputation or the reputation of our products or products we market on behalf of third parties could have an adverse effect on our business. Maintaining our strong reputation and a strong reputation of our products with both growers and our retail customers is a key component in our success. Product recalls, our inability to ship, sell or transport affected products, governmental actions, investigations or other legal proceedings, and adverse media commentary may harm our reputation and hinder the acceptance by growers of our products. In addition to effects on grower behavior, retailers could decide to stop carrying those products which may materially and adversely affect our business operations, reduce sales, and increase costs. In addition, claims or allegations that our products or products we market on behalf of third parties are not safe could adversely affct us and contribute to the risk we will be subjected to legal action. Public commentary by media agencies or non-governmental organizations and/or litigation-related assertions, even when such commentary or assertions may be inaccurate, may lead consumers or our retail customers to believe that certain of our products or products we market on behalf of third parties may be unsafe. Even when inaccurate, claims and allegations that our products or products we market on behalf of third parties are not safe could impair our reputation, the reputation of our products or the reputation of products we market on behalf of third parties, involve us in litigation, damage our brand names and have a material adverse effect on our business. Additionally, we cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by our employees, agents or business partners in violation of U.S. federal or state laws. Any improper acts or allegations could damage our reputation and subject us to civil or criminal investigations and related shareholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us to incur significant legal and investigatory fees. The Company’s expansion into new, unfamiliar markets presents increased risks that may prevent it from being profitable in these new markets. The Company intends to continue to expand nationally through a multi-prong strategy that may include the use of contract manufacturers, new distributors, retailers, online channels, acquisitions of competitors, and the opening of retail locations in new markets. As a result, the Company may have less familiarity with local consumer preferences and could encounter difficulties in attracting customers due to a reduced level of consumer familiarity with the Company’s brands. Other factors that may impact the Company’s ability to expand geographically and in new markets and operate the expanded business profitably, many of which are beyond the Company’s control, include: the Company’s ability to identify suitable acquisition opportunities at purchase prices or terms that are attractive or acceptable to the Company or new locations, including the Company’s ability to gather and assess demographic and marketing data to determine consumer demand for the Company’s products in the locations the Company selects; the Company’s ability to negotiate favorable lease agreements; the Company’s ability to accurately assess the profitability of potential acquisitions or new locations; the Company’s ability to secure required governmental permits and approvals; the Company’s ability to hire and train skilled personnel; the Company’s ability to provide a satisfactory product mix that is responsive to the needs of its customers living in the targeted geographic areas; the Company’s ability to supply new retail locations with inventory in a timely manner; the presence of the Company’s competitors in the targeted markets; regional economic and other factors in the geographic areas in which the Company expands; and general economic and business conditions affecting consumer confidence and spending and the overall strength of the Company’s business. Once the Company decides on a new market, any delays in acquiring, opening a new retail location, or securing the proper contract manufacturer, distributor, retailer or online channel to serve the identified new market could impact the Company’s financial results. It is possible that events, such as delays in the acquisitions process or construction delays caused by permitting or licensing issues, material shortages, labor issues, weather delays or other acts of God, discovery of contaminants, accidents, deaths or injuries could delay planned openings or force the Company to abandon planned openings altogether. As the Company grows, the Company will face the risk that its existing resources and systems, including management resources, accounting and finance personnel and operating systems, may be inadequate to support its growth. There can be no assurance that the Company will be able to retain the personnel or make the changes in its systems that may be required to support its growth. Failure to secure these resources and implement these systems on a timely basis could have a material adverse effect on the Company’s results of operations. In addition, hiring additional personnel and implementing changes and enhancements to the Company’s systems will require capital expenditures and other increased costs that could also have a material adverse impact on the Company’s results of operations. The Company’s expansion into new markets may also create new challenges including an increase in information to be processed by the Company’s information management systems and diversion of management attention from existing operations. To the extent that the Company is not able to meet these additional challenges, the Company’s sales could decrease, and the Company’s operating expenses could increase, which could have a material adverse effect on the Company’s business, financial condition and results of operations. Finally, the size, timing, and integration of any future acquisitions or retail locations may cause substantial fluctuations in the Company’s results of operations from quarter to quarter. Consequently, the Company’s results of operations for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year. These fluctuations could have a material adverse effect on the Company’s business, financial condition and results of operations. As a result of the above factors, there can be no assurance that the Company will be able to successfully expand to new markets on a profitable basis. The failure to successfully expand to new markets on a profitable basis could have a material adverse effect on the Company’s business, financial condition and results of operations. We have plans to sell certain of our products over the internet through an online store and/or Amazon platform. If we are unable to effectively execute our e-commerce business, our reputation and operating results may be harmed. https://www.seedinvest.com/api/v1/fundraising-profile-draft/44761/preview_content Page 9 of 13

8/4/20, 12)09 PM We have plans to sell certain of our products over the Internet through an online store and/or Amazon platform. The success of our e-commerce business will depend on our investment in this platform, customer preferences and buying trends relating to e-commerce, and our ability to both maintain the continuous operation of our online store or platform and our fulfillment operations and provide a shopping experience that will generate orders and return visits to our online store or platform. We are also vulnerable to certain additional risks and uncertainties associated with our e-commerce business, including: changes in required technology interfaces; website downtime and other technical failures; costs and technical issues associated with website software, systems and technology investments and upgrades; data and system security; system failures, disruptions and breaches and the costs to address and remedy such failures, disruptions or breaches; computer viruses; and changes in and compliance with applicable federal and state regulations. In addition, our efforts to remain competitive with technology trends, including the use of new or improved technology, creative user interfaces and other e-commerce marketing tools such as paid search and mobile applications, among others, may increase our costs and may not increase sales or attract customers. Our failure to successfully respond to these risks and uncertainties might adversely affect the sales of our e-commerce business, as well as damage our reputation and brands. Additionally, the success of our e-commerce business and the satisfaction of our customers depend on their timely receipt of our products. The efficient delivery of our products to our consumers will require that our distribution centers have adequate capacity to support the level of e-commerce operations and any anticipated increased levels that may occur as a result of the growth of our e-commerce business in the future. If we encounter difficulties with our distribution centers, or if any distribution centers shut down for any reason, including as a result of fire or other natural disaster, we could face shortages of inventory, resulting in out of stock conditions in our online store, and we could incur significantly higher costs and longer lead times associated with distributing our products to our consumers and experience dissatisfaction from our consumers. Any of these issues could have a material adverse effct on our business and harm our reputation. We may not obtain insurance coverage to adequately cover risk exposures. We may be exposed to liabilities that are unique, and currently unforeseen, to the products we provide. It is not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our operations and financial condition. There is uncertainty around the duration and breadth of the COVID-19 pandemic, and as a result the ultimate impact on our business, financial condition or operating rules cannot be reasonably estimated at this time. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and United States, Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of our shares and investor demand for our shares generally. The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition. The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had, and may continue to have, indeterminable adverse effcts on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally. Our products are marketed and may be purchased for use in new and emerging markets, including the cannabis market. Cannabis cultivation, possession, and use are currently illegal under federal law, and any change in the enforcement priorities of the federal government could render our current or planned future operations unprofitable. A meaningful portion of our customers operate in the cannabis industry, which is dependent on state laws and regulations pertaining to such industry; however, under federal law, cannabis cultivation, possession, and use remain illegal. The United States federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas or bans imposed by the United States Drug Enforcement Administration (the “DEA”). Because of this regulation, doctors may not prescribe cannabis for medical use under federal law, although they can recommend its use under the First Amendment. Currently, 33 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico have passed legislation allowing for the use of medical cannabis. Additionally, 11 states and the District of Columbia have legalized cannabis for adult recreational use. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level. Because cannabis is a Schedule I controlled substance, however, the development of a legal cannabis industry under the laws of these states is in conflict with the CSA, which makes cannabis use and possession illegal at the federal level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use. In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical and/or recreational cannabis. For example, the prior Department of Justice (“DOJ”) Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA (see “Business—Government and Industry Regulation—The Cole Memo”). In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines (the “FinCEN Guidelines”) on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations (see “Business—Government and Industry Regulation—FinCEN”). In 2014, the United States House of Representatives passed an amendment (the “Rohrabacher-Blumenauer Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds the United States DOJ. The Rohrabacher-Blumenauer Amendment prohibits the DOJ from spending funds to interfere with the implementation of state medical cannabis law. In August 2016, the Ninth Circuit Court of Appeals ruled in United States v. McIntosh that the Rohrabacher-Blumenauer Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the CSA to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil, and criminal penalties of the CSA. These developments previously were met with a certain amount of optimism in the cannabis industry, but (i) neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 have yet been adopted, (ii) the Rohrabacher-Blumenauer Amendment, being an amendment to an appropriations bill that must be renewed annually, has not currently been renewed beyond September 30, 2019, and (iii) the ruling in United States v. McIntosh is applicable precedent only in the Ninth Circuit, which covers Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington, Guam, and the Northern Marianas Islands. https://www.seedinvest.com/api/v1/fundraising-profile-draft/44761/preview_content Page 10 of 13

8/4/20, 12)09 PM On January 4, 2018, the U.S. Attorney General, Jeff Sessions, issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) stating that the Cole Memo was rescinded effectively immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” The Sessions Memo went on to state that given the DOJ’s well-established general principles, “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.” It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement. However, a significant change in the federal government’s enforcement policy with respect to current federal laws applicable to cannabis could cause significant financial damage to us. As our business plan is primarily focused on supporting growers who cultivate cannabis, we would likely be irreparably harmed by a change in enforcement policies of the federal government depending on the nature of such change. Continued legislative authorization of cannabis at the state level cannot be assured, and a slowing or halting of progress in this area may have a negative impact on us. Our products are sold to growers of various crops, including cannabis. Disruption to the cannabis industry could cause some potential customers to be more reluctant to invest in growing cannabis. Continued development of the cannabis industry is dependent upon continued legislative authorization of cannabis at the state level. Any number of factors could slow or halt progress in this area. Further, progress in the cannabis industry is not assured. Numerous factors impact the legislative process. Any one of these factors could slow or halt use of cannabis, which would negatively impact our current operations and/ or growth of our business. Laws and regulations affecting the recreational and medical sector of the cannabis industry are constantly changing, which could detrimentally affect our current or proposed operations. Local, state, and federal recreational and medical cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require our customers and/or us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and/or that of our customers and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our current or proposed business or that of our customers. We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business or that of our customers. There can be no assurance that our operations will not violate state or federal law. We have not requested nor obtained any opinion of counsel or ruling from any authority to determine if our operations are in compliance with or violate any state or federal laws or whether we are assisting others to violate a state or federal law. In the event that our operations are deemed to violate any laws, or if we are deemed to be assisting others to violate a state or federal law, we could have liability that could cause us to modify or cease our operations. *Please refer to Preliminary Offering Circular for full list of Risk Factors General Risks and Disclosures Start-up investing is risky. Investing in startups is very risky, highly speculative, and should not be made by anyone who cannot afford to lose their entire investment. Unlike an investment in a mature business where there is a track record of revenue and income, the success of a startup or early-stage venture often relies on the development of a new product or service that may or may not find a market. Before investing, you should carefully consider the specific risks and disclosures related to both this offering type and the company which can be found in this company profile and the documents in the data room below. Your shares are not easily transferable. You should not plan on being able to readily transfer and/or resell your security. Currently there is no market or liquidity for these shares and the company does not have any plans to list these shares on an exchange or other secondary market. At some point the company may choose to do so, but until then you should plan to hold your investment for a significant period of time before a "liquidation event" occurs. A "liquidation event" is when the company either lists their shares on an exchange, is acquired, or goes bankrupt. The Company may not pay dividends for the foreseeable future. Unless otherwise specified in the offering documents and subject to state law, you are not entitled to receive any dividends on your interest in the Company. Accordingly, any potential investor who anticipates the need for current dividends or income from an investment should not purchase any of the securities offered on the Site. Valuation and capitalization. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity being sold. You may only receive limited disclosure. While the company must disclose certain information, since the company is at an early-stage they may only be able to provide limited information about its business plan and operations because it does not have fully developed operations or a long history. The company may also only obligated to file information periodically regarding its business, including financial statements. A publicly listed company, in contrast, is required to file annual and quarterly reports and promptly disclose certain events — through continuing disclosure that you can use to evaluate the status of your investment. Investment in personnel. An early-stage investment is also an investment in the entrepreneur or management of the company. Being able to execute on the business plan is often an important factor in whether the business is viable and successful. You should be aware that a portion of your investment may fund the compensation of the company's employees, including its management. You should carefully review any disclosure regarding the company's use of proceeds. Possibility of fraud. In light of the relative ease with which early-stage companies can raise funds, it may be the case that certain opportunities turn out to be money-losing fraudulent schemes. As with other investments, there is no guarantee that investments will be immune from fraud. Lack of professional guidance. Many successful companies partially attribute their early success to the guidance of professional early-stage investors (e.g., angel investors and venture capital firms). These investors often negotiate for seats on the company's board of directors and play an important role through their resources, contacts and experience in assisting early-stage companies in executing on their business plans. An early-stage company may not have the benefit of such professional investors. Representatives of SI Securities, LLC are affiliated with SI Advisors, LLC ("SI Advisors") Representatives of SI Securities, LLC are affiliated with SI Advisors, LLC ("SI Advisors"). SI Advisors is an exempt investment advisor that acts as the General Partner of SI Selections Fund I, L.P. ("SI Selections Fund"). SI Selections Fund is an early stage venture capital fund owned by third-party investors. From time to time, SI Selections Fund may invest in offerings made available on the SeedInvest platform, including this offering. Investments made by SI Selections Fund may be counted towards the total funds raised necessary to reach the minimum funding target as disclosed in the applicable offering materials. https://www.seedinvest.com/api/v1/fundraising-profile-draft/44761/preview_content Page 11 of 13

8/4/20, 12)09 PM Good Earth Organics's Good Earth Organics Preliminary Offering Circular The offering circular is the legal document filed with the SEC for a Regulation A offering and provides facts that an investor needs to make an informed investment decision. The offering circular includes an overview of company and company's business, historical financials and capitalization, and key risk factors. Download Good Earth Organics's Good Earth Organics Preliminary Offering Circular here. Data Room NAME LAST MODIFIED TYPE Financials (1 file) Nov 4, 2019 Folder Miscellaneous (4 files) Nov 4, 2019 Folder Join the Conversation Be the first to post a comment or question about Good Earth Organics. SeedInvest recommends founders refrain from posting contact information on their Discussion Boards. If you would like to connect with an investor directly please notify your dedicated campaign manager on SeedInvest’s Venture Growth team. POST Say something here... Frequently Asked Questions About Reg A Offerings What does it mean that the SEC has qualified this offering? "The SEC has qualified this offering" means the SEC has permitted Good Earth Organics to offer for sale the securities described in the Offering Circular to investors such as you. The SEC is not judging the merits, accuracy, or completeness of the offering and information in the Offering Circular. https://www.seedinvest.com/api/v1/fundraising-profile-draft/44761/preview_content Page 12 of 13

GEO Webinar: Premium Certified Organic Potting Soils For Cannabis

(00:04) Lauren: Hi everyone, thank you so much for taking time to join us for today's webinar. My name is Lauren and I am part of venture growth team here at SeedInvest.

Today we are joined by the CEO of Good Earth Organics for the company's first individual Webinar. The company is developing Premium Certified Organic potting soil and nutrients for toxin-free cannabis and hemp plants. Liz Wald, the CEO, will pitch the investment opportunity today and answer questions from the crowd. If you have any specific question and would like to her to answer feel free to take them into the questions box on the right hand of control box. Now with that I hand over to Liz.

(00:41) Liz: Thank you so much Lauren and thank you all for joining us today, my name is Liz Wald, I am the CEO of Good Earth Organics and I am excited to tell you little bit about the company and our investment opportunity.

(00:55) Slide 1: Disclaimer

First up mandatory disclaimer slide I am sure you all are speed readers and have made all the way through that, so I’ll keep moving.

(01:03) Slide 2: On the call today.

On the call today with me are three other folks, we’ve got Director of Investor Relations, Scott Morrison along with what like to say “the Tims,” Tim Clark and Tim Brien, the Co-Chairmen and the owners of the company. Tim Clark acquired the company about five years ago and is good friends with Tim Brien they went to business school together and he convinced him to come in and join him as a investor in 2018. And they’ll all be here to answer your questions along with me at the end of the presentation.

(01:38) Slide 3: The Dirt on GEO...

Ok, so first let me give you dirt on Good Earth Organics so as Lauren said we produce premium certified organic potting soil and soil amendments. A soil amendment is something you add to your soil, a nutrient, to help a plant grow in particular way. The company was founded in 2008 and our proprietary blends have been trusted by cannabis growers for over a decade. When I say trusted, what I mean by that is they know when they use it they have a consistently high consistent yield from their plants; and if you got to see our video on our SeedInvest landing page, one of our growers, Randall Pratt, talks about how amazing it is, “not one yellow leaf” he’s super animated and excited, so if you haven't seen the video check it out he is a great testament to our product.

(02:31) Slide 4: Truth be Told, GEO makes "Soil" so Growers Don't have to use Dirt!

So, a lot of people don't really understand so much difference between dirt, which is really the stuff your backyard and the park down the street, and soil. So, dirt can be a lot of things it can be sand, rock, clay whatever in the ground, region at your end along with some organic material. Soil, however, is really a living mixture of things we put together to optimize a plant’s growth and the base of our soil is one of the first things I was asking from Tim when I joined the company. So what’s the actual dirt part? There isn’t actually any dirt part, it is something called “coco coir” which is, if you think about a  coconut husk  and grind up, that's kind of a base and it is a great base because it drains very well you can add things to it. We can talk a little bit about that latter, but you know really good soil it can withstand anything freezing, burning sun, heavy (you know) tractors driving all over it all kind of things. And it supports a full web of life and the life in that soil is what’s really important to plants. You know we humans don't have a good chance to control the sun, rain or air very much, but we can control our soil.

GEO Webinar: Premium Certified Organic Potting Soils For Cannabis

(03:51) Slide 5: Garbage In, Garbage out... You are what you eat, Vape and Smoke.

So, if you think about an elite athlete they really think about what they eat right and to get a great performance. Plants are the same way. Just like what you put in your body affects how you perform, what you put in a plant affects how it will perform, and we are certified. Organic is a word that can be used for marketing you know, “organic valley” these kind of things, it doesn’t necessarily mean that it is actually an organic product. We have two certifications and we continually are testing our soil so that you know that everything in our soil actually is free of toxins and pollutants, and all those other things you really don't want in your food, in your cannabis, particularly if you smoking it or vaping it, and its going straight in to your lungs.

(04:43)Slide 6: GEO Soil are Formulated to optimize each stage of Cannabis Stage.

So, very briefly, a quick overview -- you know plants starts out as little tiny, little seeds start and then they grow into what it could even look like a tree in a cannabis plant, and we make soil optimized for each of those stages of growth so we can sell to hydroponic growers, we can sell to outdoor growers, we can sell to home growers, we’ve got something to really service the whole market. And the key thing about soil, every plant wants the right combination of nitrogen, phosphorus and potassium and things like that and we ensure that our soil have that. And I just want to quickly mention that people often don't understand you know what is the difference between cannabis and hemp. Technically there is not really a difference. The plant itself is the same, it’s the amount of THC, which is the psychoactive drug, that is in the cannabis. So when we say that our product is optimized for cannabis it means it’s optimized for cannabis or hemp.

(05:49)Slide 7: Cannabis is proving to be an 'Essential" Asset Class with the Potential for Outsized Performance.

So, if you think about the market, the market for CBD, which comes from hemp, and for recreational or adult-use cannabis along with medical cannabis, is almost $20 billion dollars today, but will exceed $50 billion dollars in the next five years. You know I called it an “essential asset class,” because as you may recall, right after COVID cannabis became an essential business. All of these dispensaries, that are illegal in some of our states, became an essential product across the country, those are pretty big and dramatic jumps for something that had not formally been federally legal to now become essential, and we think it’s an essential asset class, because of the outsized potential for growth in the industry.

(06:45) Slide 8: Cannabis and Hemp Markets Driving Demands for Organics

So, specifically talking about the organic soil market, that alone is expected to triple by 2025 and exceed $3 billion. And 59% of growers already today are entirely organic and another 17% grow more than half their crops organically. So this is something that is already happening and trends are really driving forward.

GEO Webinar: Premium Certified Organic Potting Soils For Cannabis

(07:14) Slide 9: GEO Commercial Customers: Growers, Retailers, and Distributors.

I want to talk a little bit about our customers. So, Good Earth Organics has a two basic types of customers, large commercial customers who are growers and people who are retailers and distributors and want to carry our products in volume, and these peoples come to us for these core reasons: a) its organic, b) its environmentally friendly, the run-off -- a lot of communities now have rules about what you can put in to ground and the run off and of those all thing -- this is and entirely eco-friendly solution. I mentioned the high and consistent yield earlier and our soil, this coco base allows you to even reuse the soil. The example I like to give sometimes is if you take a sponge and fill it with soap and you wash the dishes, the sponge is still there even all the soap is gone but you can add more soap in it. So this is great because while some growers need to replace their soil every year, other growers are able to buy our amendments add that to their soil and really drive profitability that way.

(08:24) Slide 10: GEO Consumers Customers: Gardeners, Home Cannabis Growers.

The second type of customer that we have is really the more consumer focused customer, home gardeners and home cannabis growers. And these are folks who are going to pop down to the store and buy a 10-gallon bag and put it outside in their gardens, or go online and buy smaller units 1-gallon or 2.5-gallon packages and plant a single plant, learn about growing, those kinds of things and we’ve recently launched this range of packaging to fit all of those different needs.

(08:58) Slide 11: Good Earth Organics Financial Overview.

So, to talk a little bit about a financial to date. As you can see from 2019 over the year before we were able to grow the business over 40% and really focused on our gross profit numbers, as well as controlling our expenses a bit more. In 2020, we’re seeing tremendous growth, you know already in first half seeing 60% increase in revenue and that is expected to continue throughout the rest of the year. And I’d like to mention again, during COVID we were deemed an essential business, but you know a lot of the inputs that we need for our soil, like the coco, those comes from places that were also completely shut down and shipping lanes were shut down, and I think we probably could have had a stronger year, but despite all the challenges we are still up to 60% which gives you an indicator of how in demands these products are.

(09:59) Slide 12: Trends Driven and/or Accelerated by COVID 19 Working in our Favor.

Quickly on some of the trends happening in the world right now. I mentioned earlier that cannabis was deemed an essential business. California, which is a pretty mature cannabis market they’ve had that for about five years, they had their biggest sales month ever in July. I know lot of people stocked up things in March when we were all afraid we’d never be able to get another roll of toilet paper, but these trends have continued and they did almost $350M in a single month. Similarly, emerging markets like Oklahoma, which is very robust medical market they were expecting to do 2.5 to 3 times in 2020 than they did in 2019. I think we’ve been hearing about victory gardens, vegetables gardens and cooking at home and these booming trends. The Google searches are almost 5000% in these categories. Not since World War II have people been so interested in planting their own vegetables and this is also translated into the supermarket chains. This chart here shows a baseline pre-COVID of the percent of growth in the organic sales categories of produce, meat and frozen. After COVID, especially, you know we had big stock up time, but these year over year increases of 20% to 50% in organic just are not going way, so I think all the trends are really in our favor.

GEO Webinar: Premium Certified Organic Potting Soils For Cannabis

(11:30)Slide 13: GEO is Well-Positioned to become a Leading National Organic Soil brand.

So you know, our goal is to go from really being a super strong regional player to dominant national brand. That’s what we want to be, coast to coast Good Earth Organics is a brand that everyone knows and sees and wants to purchase. We’ve got a trusted line of our core soils and we are also launching now amendments, one of them is called Boost. It’s a great name—it’s exactly what it does, it gives your plants the boost they needs maybe half way through the growing season or toward the end, and it’s another line and we going to extend those lines as we go forward. Also, there are very few certified organic soils on the market. I mentioned earlier that organic is a word which peoples throw around -- certified organic is much less you cannot find that very easily and we understand how to work with channels from a local grower to a chain store to a distribution and garden center and we expect to exploit that experience as we push across the country. On that last point, geographic expansion, we sell in multiple states today and have for years, but we are looking at markets that are exploding now. Oklahoma is one example where we have been able to sell a large amount in the last few months and that it’s a great launch point. It’s a tiny market, but its right next to Texas and it’s not far from Florida, we see those kinds of markets as ones for great opportunities. And being able to go out and purchase some of these local players you know sometimes they’re mom-and-pops, they’re small regional players, we are able to buy those players at lower purchase multiples that we’re able to trade on those purchases, we will talk a little bit about that in a second.

(13:29) Slide 14: GEO Key Competitive Advantages.

Ok so, couple of key competitive advantages. First, our staff, they all growers too, they grew up in this Emerald Triangle region and that is really sort of Southern Oregon and Northern California. I kind of call it “the Napa Valley of cannabis,” this is where from best stuff comes from in the country and our team has grown up there and they grown Cannabis and Hemp in this region for years. The management team that we brought together Tim and Tim have found folks like me and Scott, we have built brands we’ve scaled businesses and delivered strong return. It’s a really great combination of an experienced operating team with a management team that knows how to get this to next level. I’ve talked about our propitiatory blends and our strong reputation, we have thousand of happy customers; we have great new packaging we’ve got great marketing materials to bring to this space, you know the products work and that’s the most important thing. We also really want to emphasize that this an amazing opportunity to capture the growing upside of the cannabis market without touching the plant. People call this a “pick and shovel” strategy and I think this is a good analogy. You can get it and watch the stock grow up with the market without been worried about, being in an industry that isn’t yet fully federally legal. And finally, I went to business school and always learned you want to find a fragmented market looking for someone to just roll it up and make into a really dominant play, and that’s what we’re facing here, so these are real good reasons to bet on this horse.

GEO Webinar: Premium Certified Organic Potting Soils For Cannabis

(15:19) Slide 15: Capital and Liquidity will dive the Product Expansion, Competitor Acquisition and National Brand Building with strong Expected Results over the Five Years and Beyond.

Finally, I just want to talk little about what we going to do with the capital. Hopefully you’re all are going to want to invest and you’d probably like to know how we going to spend your money. So, you know this acquisition strategy and the national brand marketing and distribution that is where they bulk of the capital is going to go, we are also going to use working capital to be able to expand, buy equipment and do things to make our operations more efficient, as well as R&D for new products. I have put a few years of our expected growth projections on the page, and you know this year I’m hoping we will be able to even beat that $4.7M and certainly be able to more than double our business next year and onward from there. Ultimately our goal is to raise the $10 million on SeedInvest and then it’s our strong hope that we will take that and our next step will be a public listing, make this stock liquid, and really see the opportunity to have some of growth that we have seen in the industry and some of the stocks that are out there today -- Grow Generation is good one if you are not familiar with it, look it up and see what it has done in last couple of quarters and in particular in last month. You don’t have to take my wors for it you can listen up what Jim Cramer says about this industry and stocks like ours and you can get in our stock at much more favorable price. So I just want to thank you all for your time and for listening and I’d love to just open it up for questions.

(17:02) Slide 16: We welcome your Questions.

(17:05) Lauren asking question: Great, Thank you so much, we will get started with the first question, first question we have here. "Why did you join the company and what potential do you see in drain and soil company"?

(17:17) Liz: Super question. I joined the company because I’ve always loved anything having to do with an emerging market and the opportunity to scale a company. This hit a home run on both levels. It’s also really nice to work for a company that has a team that is super passionate about what we’re doing, and that what we’re doing is actually good for you and good for the planet -- this is kind of win, win, win. What I see in terms of the potential is a product that as I mentioned is fully legal everywhere and is something that is not only a key input for cannabis in this growth but that anybody can use it. You can have it your backyard gardener use it so, I think the sales potential for this company is enormous, going from a very strong regional player to big, national brand.

GEO Webinar: Premium Certified Organic Potting Soils For Cannabis

(18:15) Lauren asking question: Great, next question, "To the product carrying organic certifications and if they do what organization provides this"?

(18:22) Liz: Yes, so, we have two certifications OMRI is one and Clean Green is the other, and we are constantly having to resubmit those certifications it’s not a one and done and we’re very proud of that that; and we also make sure that all of our inputs are certified so anything we are putting in we are responsible for so, you can be sure that anything in that soil has also been tested thoroughly.

(18:56) Lauren asking question: Next Question here, "Can you talk about your revenue breakout between retail, direct to consumer versus wholesale and how do you plan on focusing on that going forward"?

(19:07) Liz: Sure, so, in addition to our soil yard, we have a couple of retail stores where people walk in and buy soil and other products from us. Traditionally the majority of our revenues have come from the larger growers. They may still come in and buy from us in the store, but you know our, for example Amazon and own website, those small packaged products we’ve just launched that, it’s a tiny piece of our business, but we see the big opportunity as selling to garden centers and other large distributors of our products as well as directly to the growers. So I think today it’s mostly focused on growers and we see the big opportunity as the branded things in the larger garden centers, supermarkets and places like that.

(20:06) Lauren asking question: "Can you talk about your different kinds of customers and where you see the largest growth opportunity"?

(20:12) Liz: Sure, I mean, I think to date, you know a lot of customers are cannabis and hemp growers. There are in this super fertile region and they want a consist product that works. As we expand there’s going to be, you know one thing people don't really understand so much about the cannabis world, is unlike any other crop, you cannot cross the state line. So if you a legal cannabis business in Michigan all of it has to be grown in Michigan, if you have in Florida all of it has to be grown in Florida. So there are 50 separate markets out there that are growing, and many, many new markets coming online and to be competitive many of those of going indoor and really wanting to control all of their inputs. So right now we sell a lot to outdoor growers in this amazing region, I see a huge opportunity to indoor, and all these home growers, as well as these people that want to grow organic food in their gardens.

(21:17) Lauren asking question: Next Question, “I see on the website that most of the players in this space are local competitors that are single sourced, poorly capitalized, etc. is there any opportunity to acquire and consolidate or there is plan to compete with them"?

GEO Webinar: Premium Certified Organic Potting Soils For Cannabis

(21:32 ) Liz: No, acquire and consolidate is absolutely is the plan. Again, I think it’s an extremely fragmented market and you know we think you could acquire these companies you know may be at a 1 or a 1.5x multiple and they can trade at 10x that. We’re raising capital to execute on that strategy, and we think it’s one that will deliver extraordinary strong shareholder return.

(22:04) Lauren asking question: Giving the product is heavy to ship what is it effective radius you can serve from one source?

(22:14)Liz: Well depends, if you send a trainload of it somewhere you can ship it pretty far, but you know, we would definitely like to be regionally diverse and look at recreating what we’ve built in Southern Oregon and in Mid-West as well as in the East, so that we can have regional hubs and be able to ship from those hubs.

(22:37) Lauren asking question: "How do you plan to educate your consumers about your products and entice them to choose your product over a cheaper product'?

(22:46) Liz: Well, I think its starts with, I like to say garbage in, garbage out right. I think we’ve all learned a lot about health and wellness, and certainly in last couple of months we’ve all been very attuned with health and wellness with everything going on with COVID and people are really starting to learn about, you know when you want to get up and go for 10-mile run in the morning being out all night probably isn’t your best bet, you know eating a bunch of junk food, right? I think people are starting to understand that organic food is a whole lot better for you and for the planet and I think we want to be part of that story, its already been told in many, many channels. I think we also want to provide content to people about how to optimize their growth and partner with folks who are already doing that like our growers, to help tell these deep stories, there are some really great, and I encourage to watch our video, there are some great stories about the people in the space and the pride to take in it. I think, you know from the marketing standpoint this is kind of a dream product to talk about.

(24:06) Lauren asking question: Other any pattern opportunities?

(24:10) Liz: Patent opportunities. You know we have a propitiatory blend. Tim Clark likes to talk about the herbs and the spices, it’s mix of things that we have done to really optimize it. You know whether we would need to patent that or not, I kind of think about it like the CocaCola formula, it’s a secret and we try to share broadly what we doing, but also keep some of our optimization to ourselves. As we look at other things down the road, I would certainly investigate that, but for now I think we can sort of tell our story the way it is.

(24:51) Lauren asking question: Can you talk about the projected length of time until an exit strategy?

GEO Webinar: Premium Certified Organic Potting Soils For Cannabis

(24:58 ) Liz: Well as I mentioned right at the end of the presentation there, you know we’re raising this capital with the full intent of doing a public listing and I’d be happy for Tim or Scott to jump in to add little bit more thought about that strategy. I don’t know if they can’t….they may be muted.

(25:28) Lauren asking question: They seem to not be muted, so Scott, Tim, Tim is either you want to chime in you can feel free.

(25:35) Scott: This is Scott Morison can you hear me now?

(25:42)Liz: We sure can.

(25:43) Scott: Oh great, great! Yes, out intent to list on OTC, the over the counter, markets through a sponsoring market maker we’ve been speaking with them. And with the shareholders base we develop through SeedInvest to be able to take the company and list it publicly and trade it, and have the valuation be reflective of what’s currently in the market for -- and the market in the future for companies like ours. And to use that equity as currency as well to fulfill some of our expansion and acquisition plans as well.

(26:25) Liz: So, yes you don't have to wait, you know 7 years for something to happen, you can participate now and hopefully (knock wood) we’ll be able to execute that strategy to get to be listed.

26:42 Lauren asking question: Can you talk about the efforts your company makes to ensure sustainability?

(26:47) Liz: Sure, everything we do is about the sustainability.  You know we source are goods, many of them are directly, we get seabird guano from Peru and bat guano from Indonesia all of those things are certified organic. We think a lot about what’s going in to our soil, but also what comes out the other end, right, very clean healthy plants as well; when you watering these plants the water that runs off is also good for the environment and that’s kind of a fundamental piece of who we are as a company.

(27:31) Lauren asking question: Great we have a time for one last question, last question right here, "How can you compete with the large companies, such as Scott’s Miracle Grow?”

(27:40) Liz: Well, I mean a couple of things right, they have been around a long time and they do have a product, but you know if you talk to really dedicated growers they want something optimized for their products and they want to know its certified organic. One of the big things that is out there is the regulatory environment, and we all recall the vape crisis and it was because there was stuff that had not really tested in cartridges and that regulation in testing is only increasing and it’s great because that’s… consumer safety  is the most important thing; and we know we’re going to be able to always deliver on our promise from that perspective. and we’re a small, nimble, flexible company lead by team that knows how to scale and grow businesses. So, I think we have a huge upside opportunity and we are very nimble and we are very focused on what we are doing. And right now the tide is lifting all boats and we want to be part of that, but ultimately I think that we’ll be able to carve out a space that is very strong, very focused on we want to do as compared to much broader company that is focusing on a lot of different things.

GEO Webinar: Premium Certified Organic Potting Soils For Cannabis

(29:02) Lauren asking question: Great. Thank you so much for your time Liz and thank you to everyone that listened in and who asked questions. If you have a question that was not answered or if you have a new question feel free to type it on the discussion board of Good Earth Organics’ profile on SeedInvest and the management team will be able to respond to you directly. If you are ready to reserve shares the company is promoting reservation bonus perks and you can do so on the investment page as well. Thank you again and that concludes today’s webinar.

(29:32) Liz: Thanks Lauren and everybody who attended, hope to see you on our page.

The End